Exhibit 8.1

Stradley Ronon Stevens & Young, LLP Suite 2600 2005 Market Street Philadelphia, PA 19103-7018 Telephone 215.564.8000 Fax 215.564.8120 www.stradley.com

June 19, 2014

Board of Directors

Bryn Mawr Bank Corporation

801 Lancaster Avenue

Bryn Mawr, PA 19010

Re:

Agreement and Plan of Merger (the “Agreement”), dated as of May 5, 2014,

by and between Bryn Mawr Bank Corporation, a Pennsylvania corporation (“BMBC”), and Continental Bank Holdings, Inc., a Pennsylvania corporation (“CBH”)

Ladies and Gentlemen:

We have been requested to render an opinion concerning certain federal income tax consequences of the proposed reorganization of CBH which will consist of (i) the merger of CBH with and into BMBC, with BMBC as the surviving corporation (the “Merger”), and (ii) the conversion of each share of CBH Common Stock and CBH Preferred Stock outstanding immediately prior to the Merger into whole shares of BMBC Common Stock with cash in lieu of fractional shares, upon the terms and subject to the conditions set forth in the Agreement. The Merger is further described in and will be in accordance with the Securities and Exchange Commission Form S-4 Registration Statement to be filed by BMBC on the date hereof, and as the same may be amended (the “S-4 Registration Statement”), and the related exhibits thereto, including the Agreement. This opinion is being provided solely in connection with the filing of the S-4 Registration Statement with the Securities and Exchange Commission with respect to the Merger. All terms used herein, unless otherwise defined, are used as defined in the Agreement.

All section references herein are to the United States Internal Revenue Code of 1986, as amended (the “Code”), unless indicated otherwise. In rendering our opinion, we have reviewed and are relying upon the accuracy and completeness of the facts, information, covenants, statements and representations contained in originals or copies of the following documents (including all schedules and exhibits thereto):

1. the Agreement;

2. the S-4 Registration Statement;

3. certain representations concerning the Merger made to us by CBH and BMBC in letters dated on the date hereof (the “Representation Letters”);

4. such other instruments and documents related to CBH and BMBC and their affiliated companies as we have deemed necessary or appropriate.

Philadelphia, PA — Malvern, PA — New York, NY — Harrisburg, PA — Wilmington, DE — Cherry Hill, NJ — Washington, DC

A Pennsylvania Limited Liability Partnership

Board of Directors

June 19, 2014

In our examination of such documents, we have assumed and rely upon the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, the authenticity of the originals of such copies, and the execution and delivery of all such documents. We have further assumed and rely upon the truth and accuracy at all relevant times of the representations, warranties and statements of fact made or to be made by BMBC and CBH and their respective management, employees, officers and directors in connection with the transactions incident to the Merger, including but not limited to those set forth in the Agreement, and that any such representation, warranty, or statement made “to the best of the knowledge and belief” (or similar qualification) of any person or party is correct without such qualification. We have further assumed and rely upon the fact that all parties to the transactions incident to the Merger and to any other documents examined by us have acted, and will act, in accordance with the terms of the relevant documents, and the transactions incident to the Merger will be completed pursuant to the terms and conditions of the relevant documents without the waiver or modification of any such terms and conditions. Furthermore, we have assumed and rely upon the fact that as to all matters for which a person or entity has represented that such person or entity is not a party to, does not have, or is not aware of, any plan, intention, understanding, or agreement, there is no such plan, intention, understanding, or agreement. We have also assumed and rely upon the fact that at all times prior to and including the Effective Time, (i) no outstanding indebtedness of CBH has represented or will represent equity for tax purposes; and (ii) no outstanding security, instrument, agreement or arrangement that provides for, contains or represents the right to acquire CBH capital stock constitutes or will constitute “stock” for purposes of the Code.

We have not attempted to verify independently any such facts or representations, but we have no actual knowledge of anything that would cause us to question the accuracy thereof. The phrase “actual knowledge,” when used herein, is based upon the conscious awareness of facts or other information by the undersigned partner and by other lawyers in this firm who have had active involvement in negotiating the transactions contemplated by this opinion letter and preparing the Agreement and does not include knowledge that might be obtained by review of this firm’s files. Our opinion is issued in reliance that all statements, descriptions and representations contained in the above-referenced documents or otherwise made to us are true, correct and complete and will be as of the effective date and time of the completion of the Merger. The relevant facts concerning the Merger are set forth in the Agreement executed by the above parties. A description of the transaction set forth therein is incorporated herein by reference.

Our conclusions represent our judgment as to the proper treatment of certain aspects of the Merger under the income tax laws of the United States based upon the Code, Treasury Regulations, case law, and rulings and other pronouncements of the Internal Revenue Service (the “IRS”) as in effect on the date of this opinion. No assurances can be given that such laws will not be amended or otherwise changed, either prospectively or retroactively, or that such changes will not affect our conclusions. Nevertheless, we undertake no responsibility to advise you of any developments after completion of the Merger in the application or interpretation of the income tax laws of the United States. If either (i) the relevant facts at the time of closing differ from those represented to us in the Representation Certificates or reflected in the Documents, (ii) the Merger is completed under terms not contained in the Agreement, (iii) our assumptions prove to be untrue, or (iv) the existing authorities are modified by legislative, administrative or judicial action, our conclusions may differ and our opinion may not be relied upon. In such event, we do not assume any responsibility to provide a revised opinion or other advice, and we assume no duty to communicate with you with respect to any matter that comes to our attention hereafter.

Board of Directors

June 19, 2014

As you are aware, no ruling has been or will be requested from the IRS concerning the U.S. federal income tax consequences of the Merger. You should be aware that the opinion set forth herein represents our conclusion regarding the application of existing U.S. federal income tax law to the instant transaction. If the facts vary from those relied upon (or if any representation, covenant, warranty or assumption upon which we have relied is inaccurate, incomplete, breached or ineffective), our opinion contained herein could be inapplicable in whole or in part. You should be aware that an opinion of counsel represents only counsel’s best legal judgment, and has no binding effect or official status of any kind, and that no assurance can be given that contrary positions may not be taken by the IRS or that a court considering the issues would not hold otherwise.

Our opinion addresses only the specific United States federal income tax consequences of the Merger and does not address any other federal, state, local, or foreign income, estate, gift, transfer, sales, use, or other tax consequences that may result from the Merger or any other transaction (including any transaction undertaken in connection with the Merger). We express no opinion regarding the tax consequences of the Merger to shareholders (as that term is used in the Agreement) of CBH or BMBC that are subject to special tax rules. Our opinion is limited to the Merger, and no opinion is rendered with respect to (i) any other transaction or (ii) the effect, if any, of the Merger (and/or the transactions incident thereto) on any other transaction and/or the effect, if any, of any such other transaction on the Merger. Further, we express no opinion as to non-tax issues such as corporate law or securities law matters. In addition, we express no opinion as to the tax treatment of any conditions existing at the time of, or effects resulting from, transactions which are not specifically addressed herein. We express no opinion as to whether the discussion contained in the Registration Statement under the caption “United States Federal Income Tax Consequences of the Merger” addresses all of the United States federal income tax consequences of the Merger that may be applicable.

Based upon and in reliance on the representations and assumptions contained herein, subject to the limitations and qualifications set forth herein, and provided the Merger is consummated in accordance with the Agreement and will be effective under the applicable laws of the Commonwealth of Pennsylvania, we are of the opinion that (i) for federal income tax purposes the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, and (ii) the descriptions of the law and the legal conclusions contained in the S-4 Registration Statement under the caption “United States Federal Income Tax Consequences of the Merger” are correct in all material respects.

As stated above, this opinion is being delivered to the Board of Directors of BMBC solely for the purpose of being included as an exhibit to the S-4 Registration Statement. It may not be relied upon or utilized for any other purpose (including, without limitation, satisfying any conditions in the Agreement), and it may not be made available to any other person or entity, without our prior written consent. We do, however, consent to the filing of this opinion as an exhibit to the S-4 Registration Statement and to the use of our name in the S-4 Registration Statement wherever it appears. In giving this consent, however, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules or regulations promulgated thereunder.

Very truly yours,

/s/ STRADLEY, RONON, STEVENS & YOUNG, LLP